Exhibit 10.18

Employment Agreement

This Employment Agreement is entered into as of this 6 day of November 2018, by and between Mark Hasleton, an individual residing in Ra’anana, Israel (the “Executive”), and ORAMED Ltd., a company incorporated under the laws of the State of Israel, with an address at Hi-Tech Park 2/4 Givat Ram, Jerusalem, Israel 91390 (the “Company”).

WHEREAS, the Company has agreed to engage the Executive to serve in the role of VP Business Development of the Company and ORAMED PHARMACEUTICALS INC. (the “Parent”); and

WHEREAS, Company and the Executive wish to formally record the terms and conditions upon which the Executive will be employed by the Company, and each of the Company and the Executive have agreed to the terms and conditions set forth in this Agreement, as evidenced by their execution hereof.

NOW, THEREFORE, the Company and the Executive agree as follows:

1.	ENGAGEMENT

1.1	Engagement of Executive. Subject to earlier termination of the Agreement as hereinafter provided, the Company hereby agrees to employ the Executive in accordance with the terms and provisions hereof.

1.2	Term. Unless terminated earlier in accordance with the provisions hereof, the term of employment under this Agreement shall commence on November 7, 2018 (the “Effective Date”) and shall continue until terminated by either party as provided herein (the “Term”).

1.3	Service.

the Executive shall serve in the role of VP Business Development of the Company and ORAMED PHARMACEUTICALS INC. (the “Parent”)

(a)	Scope of service – from the Effective Date, the Executive shall perform his work on the basis of a full time position. The Executive shall be entitled to conduct his work at a location outside the offices of the Company for one day each week, which will be coordinated with the Company in advance.

(b)	The Executive agrees to faithfully, honestly and diligently serve the Company and to devote Executive’s attention and best efforts to further the business and interests of the Company during the period of this Agreement. The Executive agrees and undertakes to inform the Company’s Chief Executive Officer (the “CEO”) immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Executive and the Company. For the avoidance of doubt, nothing in this Section 1.3 shall degrade from the Executive’s obligation to continue observing all of his undertakings under this Agreement in their entirety, including, without limitation, his obligations of confidentiality and non-disclosure.

(c)	The Company acknowledges that the Executive has previously been, and intends to continue to be, involved in a non-competing pharmaceutical venture in a limited capacity. the Executive will ensure that any involvement in such venture shall not impact his obligations to the Company hereunder, and shall be conducted outside of business hours, provided that he shall be entitled to engage in activities relating to such venture for no more than 10 business hours a month. For the avoidance of doubt, any Developments related to such venture made or developed by the Executive (which are not related to the business of the Company) will be property of the Executive and/or such venture, and the Company will not have any ownership or other rights therein

1.4	Duties. The Executive’s services hereunder shall be provided on the basis of the following terms and conditions:

(a)	reporting to the CEO and the Company’s and Parent’s Board of Directors (the “Board”), the Executive shall serve as the VP Business Development of the Company and Parent;

(b)	effective November 15, 2018, the Executive shall be responsible for the everyday operations in all aspects of the company, including: patent portfolio, production and supply, clinical trial, contracts and negotiations with different vendors, managing and overseeing the office, being part of the strategic and executive strategic planning and executing it, and being part of the PR and IR implementation, all subject to any applicable law and to instructions provided by the CEO and/or the Board from time to time;

(c)	the Executive shall faithfully, honestly and diligently serve the Company and the Parent and cooperate with the Company and the Parent and utilize his professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Company and the Parent, acting reasonably, and the Executive shall provide any other services not specifically mentioned herein, but which by reason of the Executive’s capability the Executive knows or ought to know to be necessary to ensure that the best interests of the Company and the Parent are maintained;

(d)	the Executive shall assume, obey, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by the Board, and/or CEO; and

(e)	the Executive shall report the results of his duties hereunder to the CEO and/or the Board as it may request from time to time.

2.	COMPENSATION

2.1	Salary. For services rendered by the Executive during the Term, the Executive shall be paid a monthly salary, as follows:

(a)	the Executive shall be entitled to a gross monthly amount of NIS 38,000 (the “Salary”).

(b)	The Executive’s assignment is included among the positions of management or those requiring a special degree of personal trust, and the Company is not able to supervise the number of working hours of the Executive; therefore the provisions of the Israeli Hours of Work and Rest Law - 1951, will not apply to the Executive and he will not be entitled to any additional remuneration whatsoever for his work with the exception of that specifically set out in this Agreement.

(c)	Executive’s Salary and other benefits shall be annually reviewed by the Board based on his and the Company’s performance, all at the Board’s sole and absolute discretion.

2.2	Company Vehicle. The Executive shall be entitled to the use of a Class 2 vehicle, as shall be determined by the Company (the “Car”). The Company shall incur all reasonable expenses associated with use of the Car, including fuel expenses, however excluding personal traffic fines, payments to the tax authorities resulting from the use of the Car (“Shovi Shimush”) and the like, and the Executive hereby authorizes the Company to deduct any such amount from any amount owing to him thereby, including from the Salary. The use of the Car shall be in accordance with the provisions of the Company’s car internal procedures, as may be amended from time to time by the Company and the Executive hereby authorizes the Company to deduct any amount needs to be deducted according to such internal procedures from any amount owing to him thereby, including from the Salary. The Executive shall bear any tax payments resulting from the aforesaid, to the extent applicable. The Car will be returned to the Company by the Executive immediately upon termination of Executive’s employment by the Company, for any reason whatsoever. Should the Executive choose not to use a car as described in this section 2.2, he will be entitled to a gross monthly amount of NIS 4,200 (instead of statutory travel expenses from home to the office and back).

2.3	Expenses. The Executive will be reimbursed by the Company for pre-approved business expenses incurred by the Executive in connection with his duties, and in accordance with Company’s policy.

2.4	Vacation; Recreation Pay. The Executive shall be entitled to 18 vacation days per year. The Executive shall be entitled to accrue a maximum of 24 vacation days (the “Maximum”). Any days accrued beyond the Maximum shall be erased. In addition, Executive shall be entitled to sick leave and recreation pay according to applicable law.

2.5	Additional Benefits. The Executive shall be entitled to the use of a Company paid mobile phone for business purposes, according to the Company’s policies and instructions, as amended from time to time. In addition, the Executive shall be entitled to the use of a Company owned laptop computer, according to the Company’s policies and instructions, as amended from time to time. The Executive shall bear any tax payments resulting from the aforesaid, to the extent applicable.

2.6	Deductions. The Executive acknowledges that all payments by the Company in respect of the services provided by the Executive shall be subject to the deduction of any amount which the Company as an employer is required to deduct or withhold from the Salary or other payments to an executive in accordance with statutory requirements (including, without limitation, income tax, employee contributions and unemployment insurance contributions).

2.7	Bonus. The Executive shall be entitled to an annual cash bonus at the discretion of the Compensation Committee of the Board of Directors of the Company.

3.	Social Insurance and Benefits

3.1	The Executive shall be entitled to a pension arrangement, a Managers’ Insurance Policy (the “Policy”) and/or Pension Fund (the “Pension Fund”) as follows:

The Company shall contribute 8.33% of the Salary for severance compensation (the “Severance Contribution”).

In addition, the Company shall contribute 6.5% of the Salary for pension compensation (Tagmulim) towards Policy/Pension Fund.

In the event that the Executive chooses Policy arrangement, the pension compensation (Tagmulim) shall include the Company’s payment for purchase of disability insurance coverage sufficient to secure 75% of the Salary; provided that the Company’s contributions solely for pension compensation (Tagmulim) shall be not less than 5% and subject to the consent of the insurance company to insure the Executive. For the avoidance of any doubt, in the event that the cost to the Company shall be more than the required contributions rates towards pension compensation (6.5% as described above) due to the cost of the disability insurance, the total cost of the Company’s contributions to pension compensation and disability insurance collectively shall not exceed 7.5% of the Salary.

The Company shall deduct from the Salary the Executive’s contributions for pension compensation (Tagmulim) in an amount of 6% of the Salary towards Policy/Pension Fund.

Any tax liability in connection with pension arrangement shall be borne solely by the Executive.

The Executive agrees and acknowledges that the Company’s Severance Contribution in accordance with the foregoing, shall be in lieu of 100% of the severance payment to which the Executive (or his beneficiaries) shall be entitled with respect to the Salary and the contributions were made and for the period in which they were made, pursuant to Section 14 of the Severance Pay Law, 1963 (the “Severance Law”) in accordance with the instructions of “The General Approval Regarding Employers’ Payments to Pension Fund and Insurance Fund Instead of Severance Pay” (the “General Approval”, a copy of which is attached hereto as Annex A), as amended from time to time in case the Executive chooses a Policy and in the event that the Executive chooses Pension Fund arrangement in accordance with Sections 7-9 to the Extension Order General Insurance Pension In The Israeli Market.

The Company hereby waives any of its rights to refund monies from the payments it transfers to the Policy/Pension Fund in accordance with this Section, unless the Executive’s right to severance pay is denied by virtue of a court order, under Sections 16 or 17 of the Severance Law, and in the same amount which was denied, or the Executive withdraws monies from the Policy and/or the Pension Fund not due to a Granting Event. The term “Granting Event” shall mean - death, disability or retirement at the age of sixty or more.

3.2	Keren Hishtalmut. The Company shall make monthly contributions on the Executive’s behalf to a recognized advanced study fund (the “Fund” (“Keren Hishtalmut”)) in an amount equal to 7.5% of the Salary. In addition, the Company shall deduct 2.5% from the Salary and transfer those monies to the Study Fund; such contributions shall be subject to the maximum amount stated in Section 3(e) of the Income Tax Ordinance 1961 (the “Income Tax Ordinance”). For the avoidance of any doubt, said contributions shall not exceed the tax-exempt ceiling set by the applicable law for tax purposes.

3.3	Effect of Termination. Upon termination of this Agreement by either party, other than in circumstances constituting Cause (as defined below), the Company shall assign and transfer to the Executive, after Executive has met all of Executive’s obligations hereunder in connection with such termination of employment, the ownership in the Keren Hishtalmut Fund. Notwithstanding the above, in the event that this Agreement is terminated in circumstances constituting Cause, the Company, in its absolute discretion, may retain its payments to such funds and release to the Executive only those sums contributed by Executive to such funds.

3.4	Liability Insurance Indemnification. The Company shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Company’s expense.

4.	CONFIDENTIALITY

4.1	Maintenance of Confidential Information. The Executive acknowledges that in the course of employment hereunder the Executive will, either directly or indirectly, have access to and be entrusted with information (whether oral, written or by inspection) relating to the Company and its parent company, or its associates or customers (the “Confidential Information”). For the purposes of this Agreement, “Confidential Information” includes, without limitation, any and all Developments (as defined herein), trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable. The Executive acknowledges that the Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly the Executive covenants and agrees that during the Term and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Executive, the Executive will keep in strict confidence the Confidential Information and shall not, without prior written consent of the Company, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

4.2	Exceptions. The general prohibition contained in Section 4.1 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

(a)	is available to the public generally in the form disclosed;

(b)	becomes part of the public domain through no fault of the Executive;

(c)	is already in the lawful possession of the Executive at the time of receipt of the Confidential Information, as can be proven by written documentation; or

(d)	is compelled by applicable law to be disclosed, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

4.3	Developments. Any information, technology, technical data or any other thing or documentation whatsoever which the Executive, either by himself or in conjunction with any third party, has conceived, made, developed, acquired or acquired knowledge of during the Executive’s employment with the Company or in connection therewith or which the Executive, either by himself or in conjunction with any third party, shall conceive, make, develop, acquire or acquire knowledge of (collectively the “Developments”) during the Term or in connection with the Executive’s employment with the Company shall automatically form part of the Confidential Information, and shall become and remain the sole and exclusive property of the Company. Accordingly, the Executive does hereby irrevocably, exclusively and absolutely assign, transfer and convey to the Company in perpetuity all worldwide right, title and interest in and to any and all Developments and other rights of whatsoever nature and kind in or arising from or pertaining to all such Developments created or produced by the Executive during the course of performing this Agreement or in connection therewith, including, without limitation, the right to effect any registration in the world to protect the foregoing rights. The Company shall have the sole, absolute and unlimited right throughout the world, therefore, to protect the Developments by patent, copyright, industrial design, trademark or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all, as the Company sees fit.

4.4	Protection of Developments. The Executive does hereby agree that, both before and after the termination of this Agreement, the Executive shall perform such further acts and execute and deliver such further instruments, writings, documents and assurances (including, without limitation, specific assignments and other documentation which may be required anywhere in the world to register evidence of ownership of the rights assigned pursuant hereto) as the Company shall reasonably require in order to give full effect to the true intent and purpose of the assignment made under Section 4.3 hereof.

4.5	Fiduciary Obligation. The Executive declares that the Executive’s relationship to the Company is that of fiduciary, and the Executive agrees to act towards the Company and otherwise behave as a fiduciary of the Company.

4.6	Remedies. The parties to this Agreement recognize that any violation or threatened violation by the Executive of any of the provisions contained in this Article 4 may result in immediate and irreparable damage to the Company and that the Company could not adequately be compensated for such damage by monetary award alone. Accordingly, the Executive agrees that in the event of any such violation or threatened violation, the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled as a matter of right to apply to such relief by way of restraining order, temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper.

4.7	Reasonable Restrictions. The Executive agrees that all restrictions in this Article 4 are reasonable and valid, and all defenses to the strict enforcement thereof by the Company are hereby waived by the Executive.

5.	Non-Competition

5.1	Non Competition. Executive agrees and undertakes that he will not, so long as he is employed by the Company and for a period of 12 months following termination of his employment for whatever reason, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that competes with the Company’s business, including any business which, when this Agreement terminates, the Company contemplates in good faith to be materially engaged in within six (6) months thereafter, provided that the Company has taken demonstrable actions to promote such engagement or that the Company’s Board of Directors has adopted a resolution authorizing such actions prior to the date of termination; provided, however, that Executive may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company, so long as he has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

5.2	No Solicitation. Executive agrees and undertakes that during the period of his employment and for a period of 12 months following termination for any reason whatsoever, he will not, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder, for any purpose or in any place, employ any person (as an employee or consultant) employed by the Company at such time or during the preceding twelve months, unless such person has been terminated by the Company, provided however, that such person who is terminated by the Company may be employed by Executive as described above only after the expiration of twelve months after the effective date of such termination.

6.	Termination

6.1	Termination For Cause or Disability. This Agreement may be terminated at any time by the Company without notice, for Cause or in the event of the Disability of Executive. For the purposes of this Agreement, “Cause” also means that the Executive shall have:

(a)	committed an intentional act of fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(b)	intentionally and wrongfully damaged property of the Company, or any of its respective affiliates, associates or customers;

(c)	intentionally or wrongfully disclosed any of the Confidential Information;

(d)	made material personal benefit at the expense of the Company without the prior written consent of the management of the Company;

(e)	accepted shares or options or any other gifts or benefits from a vendor without the prior written consent of the management of the Company;

(f)	fundamentally breached any of the Executive’s material covenants contained in this Agreement; or

(g)	willfully and persistently, without reasonable justification, failed or refused to follow the lawful and proper directives of the Company specifying in reasonable detail the alleged failure or refusal and after a reasonable opportunity for the Executive to cure the alleged failure or refusal.

For the purposes of this Agreement, an act or omission on the part of the Executive shall not be deemed “intentional,” if it was due to an error in judgment or negligence, but shall be deemed “intentional” if done by the Executive not in good faith and without reasonable belief that the act or omission was in the best interests of the Company, or its respective affiliates, associates or customers.

For the purposes of this Agreement, “Disability” shall mean any physical or mental illness or injury as a result of which Executive remains absent from work for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period. Disability shall occur upon the end of such six-month period.

6.2	Termination Without Cause. Either the Executive or the Company may terminate the Executive’s employment without Cause, for any reason whatsoever, with 30 days prior written notice within the first 12 months of the Executive’s engagement, and 60 days, prior written notice thereafter.

6.3	The Notice Period.

(a)	During the period following the notice of termination (the “Notice Period”), Executive shall cooperate with the Company and use his best efforts to assist the integration into the Company’s organization of the person or persons who will assume Executive’s responsibilities.

Nevertheless, the Company shall have the right not to take advantage of the full Notice Period. In the event of such termination, the Company shall pay the Executive his Salary [and all other benefits] as detailed in this Agreement for the remainder of the Notice Period.

It is hereby expressly stated that the Company reserves the right to terminate the Executive’s employment at any time during the Notice Period, regardless of whether notice of termination of employment was delivered by the Company or whether such notice was delivered by the Executive. In the latter case such termination shall not constitute a dismissal of the Executive by the Company.

(b)	Notwithstanding the foregoing, the Company may terminate the Executive’s employment without the delivery of prior written notice, in the event of termination under circumstances which deprive the Executive of severance pay under Israeli law, and/or a breach of trust.

(c)	In the event that the Executive terminates his employment with the Company, for any reason, without the delivery of a written notice in accordance with Section 6.2 above, or without the completion of the Notice Period or any part thereof, the Company will be entitled to deduct from any debt which it may owe the Executive an amount equal to the salary that would have been paid to the Executive during the Notice Period, had he worked.

6.4	Limitation of Damages. It is agreed that in the event of termination of employment, neither the Company, nor the Executive shall be entitled to any notice, or payment in excess of that specified in this Article 6.

6.5	Return of Materials. Within three days of any termination of employment hereunder, or upon any request by the Company at any time, the Executive will return or cause to be returned any and all Confidential Information and other assets of the Company (including all originals and copies thereof), which “assets” include, without limitation, hardware, software, keys, security cards and backup tapes that were provided to the Executive either for the purpose of performing the employment services hereunder or for any other reason. The Executive acknowledges that the Confidential Information and the assets are proprietary to the Company, and the Executive agrees to return them to the Company in the same condition as the Executive received such Confidential Information and assets.

6.6	Effect of Termination. Articles 4 and 5 hereto and hereto shall remain in full force and effect after termination of this Agreement, for any reason whatsoever.

7.	Mutual Representations

7.1	Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (ii) do not require the consent of any person or entity.

7.2	The Company represents and warrants to Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and (ii) do not require the consent of any person of entity.

7.3	Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

8.	Notices

8.1	Notices. All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a)	in the case of the Company, to:

Oramed Ltd.
2/4 High Tech Park

PO Box 39098

Givat Ram, Jerusalem

Israel 91390

Fax: 972 2 5660004

(b)	and in the case of the Executive, to the Executive’s last residence address known to the Company.

8.2	Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

9.	GENERAL

9.1	Entire Agreement. As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the employment of the Executive by the Company are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

9.2	Personal Agreement. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

9.3	Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

9.4	Waiver. No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

9.5	Amendments in Writing. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

9.6	Assignment. Except as herein expressly provided, the respective rights and obligations of the Executive and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, enure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.7	Severability. In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

9.8	Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

9.9	Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

9.10	Governing Law. This Agreement shall be exclusively construed and interpreted in accordance with the laws of the state of Israel applicable therein, and each of the parties hereto expressly agrees to the jurisdiction of the courts of the state of Israel. The sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the applicable Tel-Aviv court.

9.11	Enurement. This Agreement is intended to bind and enure to the benefit of the Company, its successors and assigns, and the Executive and the personal legal representatives of the Executive.

This Agreement constitutes due notification in accordance with the Notice to Employee Law (Employment Terms), 2002 and the regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Oramed Ltd.

/s/ Nadav Kidron	/s/ Mark Hasleton
Nadav Kidron, CEO	Mark Hasleton, Executive

Exhibit A (English Translation)

General Confirmation Regarding Employers’ Payments to Pension Funds and Insurance Funds Instead of Severance Pay

By my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter - the Law), I hereby confirm that payments made by an employer from the date of publication of this confirmation, for an employee’s comprehensive pension, to a provident fund for pension which is not an insurance fund, as defined in the Income Tax Regulations (Rules for Approval and Management of Provident Funds), 5724-1964 (hereinafter - pension fund), or for an executive insurance policy that includes the possibility of a pension or a combination of payments for a pension plan and for a non-pension plan in an insurance fund as stated (hereinafter - insurance fund), including payments which the employer made by a combination of payments to a pension fund and to an insurance fund, whether the insurance fund includes a pension plan or not (hereinafter - employer payments), will replace the severance pay to which the employee is entitled for the salary on which said payments were made and the period for which they were made (hereinafter - exempt salary), if the following conditions are satisfied:

(1)	Employer payments -

(A)	To a pension fund - are not less than 14 1/3% of the exempt salary, or 12% of the exempt salary if the employer makes additional payments on behalf of his employee for severance pay supplementation to a provident fund for pension or to an insurance fund at the rate of 2 1.3% of the exempt salary. If an employer does not pay beyond the 12% an additional 2 1/3% as stated, then his payments will come instead of only 72% of the employee’s severance pay.

(B)	To an insurance fund – are not less than one of the following:

(1)	13 1/3% of the exempt salary, if the employer makes additional payments on behalf of the employee to assure his monthly income in case of work disability, in a plan approved by the Capital Market, Insurance and Savings Commissioner in the Finance Ministry, at the lower of the rate required to assure 75% of the exempt salary or 2 1/2% of the exempt salary (hereinafter - work disability payment).

(2)	11% of the exempt salary, if the employer makes an additional work disability payment, and in such case the employer payments will come instead of only 72% of the employee’s severance pay. If in addition to the above the employer pays 2 1/3% of the exempt salary for severance pay supplementation to a provident fund for pension or to an insurance fund in the name of the employee, the employer payments will come instead of 100% of the employee’s severance pay.

(2)	A written agreement was made between the employer and the employee no later than three months after the commencement of the employer payments that includes -

(A)	The agreement of the employee to the arrangement pursuant to this confirmation, which details the employer payments as well as the pension fund or the insurance fund, as the case may be. Said agreement must include the text of this confirmation.

(B)	The employer’s prior waiver of any right he could have to reimbursement of any amount of his payments, unless the employee’s right to severance pay is denied by judgment under sections 16 or 17 of the Law, and to the extent it is so denied, and in case the employee withdrew monies from the pension fund or the insurance fund other than for an entitling event. In this regard, entitling event means death, disability or retirement at the age of 60 or over.

(3)	This confirmation does not derogate from the employee’s right to severance pay under the Law, a collective agreement, an extension order or an employment contract, for any salary above the exempt salary.

/s/ Nadav Kidron	/s/ Mark Hasleton
The Company	The Employee